Exhibit 99.1
CareTrust REIT Announces Appointment of New Director

SAN CLEMENTE, Calif., March 16, 2022 (GLOBE NEWSWIRE) – The Board of Directors of CareTrust REIT, Inc. (Nasdaq:CTRE) today announced that Allen C. Barbieri has retired as a member of its Board of Directors after six years of service, effective March 10, 2022. The Board also announced the appointment of Careina D. Williams to succeed Mr. Barbieri, effective immediately.
“We are grateful to Allen for his contributions in shepherding CareTrust from our early days to where we are today,” said Greg Stapley, CareTrust’s Executive Chairman. Mr. Barbieri served as chairman of both the Nominating & Corporate Governance Committee and the Board’s Sustainability & Corporate Responsibility Committee, and as a member of the Audit and Compensation Committees. “Allen has been a workhorse as we have climbed a sometimes-steep learning curve and particularly as we have navigated through the COVID-19 pandemic, while continuing to build and strengthen our growing portfolio,” Mr. Stapley added.
Careina D. Williams has an extensive background in analyzing, underwriting, financing, acquiring and managing commercial real estate across multiple asset classes. She is a Principal and Advisory Board member at Sundance Bay, a real estate private equity firm that specializes in multifamily investing, net lease investing and real estate debt lending nationwide. She previously served as Chief Operating Officer of Zero G Capital Management LLC, and as Principal, Acquisitions and Asset Management, at Artemis Real Estate Partners. She was also a Principal, Investments at Capri Capital Partners, and began her career as a Financial Analyst in the investment banking division of Goldman Sachs.
“We are extraordinarily pleased to have Careina Williams join our Board, and look forward to working with her,” said Mr. Stapley. “Careina brings a fresh perspective on the real estate sector, including a deep background in underwriting and credit analysis that will be immediately accretive to our Board’s collective expertise,” he added. He noted that Ms. Williams’ philanthropic work currently includes serving as a Trustee and Vice-Chair of the Investments & Endowment Committee of the United Church of Christ, and she previously served as a Trustee and Chair of the Finance & Endowment Committee for Peoples Congregational Church of the United Church of Christ. Ms. Williams received an A.B. in Economics from Harvard University and an M.B.A. from Harvard Business School.
With Ms. Williams’ appointment CareTrust's Board consists of five members, including Mr. Stapley, Executive Chairman and former Chief Executive Officer, Diana M. Laing, CareTrust’s lead independent director and former chief financial officer of single-family housing REIT American Homes 4 Rent; Jon D. Kline, founder and chief executive officer of Clearview Hotel Capital, L.L.C. and former president and chief financial officer of Sunstone Hotel Investors, Inc.; and Spencer G. Plumb, president and chief executive officer of Sabin Holdings, L.L.C. and cofounder and former president and chief operating officer of Excel Trust, Inc. Mr. Stapley reported that Mr. Plumb was appointed to fill the vacant seat on the Board’s Audit Committee following Mr. Barbieri’s resignation, and indicated that the Board plans to redistribute Mr. Barbieri’s remaining committee assignments at its next regular meeting.

About CareTrustTM

CareTrust REIT, Inc. is a self-administered, publicly-traded real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing, seniors housing and other healthcare-related properties. With a nationwide portfolio of long-term net-leased properties, and a growing portfolio of quality operators leasing them, CareTrust REIT is pursuing both external and organic growth opportunities across the United States. More information about CareTrust REIT is available at www.caretrustreit.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and statements regarding the Company’s intent, belief or expectations, including, but not limited to, statements regarding the Company’s portfolio.

Words such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “plan,” “seek,” “should,” “will,” “would,” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements, though not all forward-looking statements contain these identifying words. The Company’s forward-looking statements are based on management’s current expectations and beliefs, and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although the Company believes that the assumptions underlying these forward-looking statements are reasonable, they are not guarantees and the Company can give no assurance that its expectations will be attained. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause actual results to differ materially from expectations include, but are not limited to: (i) the COVID-19 pandemic, including the risk of additional surges of COVID-19 infections due to the rate of public acceptance and efficacy of COVID-19 vaccines or to new and more contagious and/or vaccine resistant variants, and the measures taken to prevent the spread of COVID-19 and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the properties we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our properties on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective properties to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) additional factors included in our Annual Report on Form 10-K for the year ended December 31, 2021, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the Securities and Exchange Commission.

The Company expressly disclaims any obligation to update or revise any information in this press release, including forward-looking statements, whether to reflect any change in the Company’s expectations, any change in events, conditions or circumstances, or otherwise.

Contact:
CareTrust REIT, Inc.
(949) 542-3130
ir@caretrustreit.com